EXHIBIT 21.0


                    SUBSIDIARIES OF 800 TRAVEL SYSTEMS, INC.


1.       Prestige Travel Systems, Inc., a Florida corporation d/b/a/
         Prestige Travel Systems; Prestige Travel Services;
         Prestige Travel Club; PTS Network; CruiseBrokers.com; TourBrokers.com